UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 18, 2008 (April 14, 2008)

WAYNE SAVINGS BANCSHARES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23433	31-1557791
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

151 N. Market St., Wooster, Ohio		44691
(Address of Principal Executive Offices)		(Zip Code)

(Registrant’s Telephone Number, Including Area Code) (330) 264-5767

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

(c)(1) On April 14, 2008, Wayne Savings Bancshares, Inc. (the “Company”) announced the hiring of Steven G. Dimos as Executive Vice President and Chief Operations Officer, effective immediately.

(c)(2) Mr. Dimos, who is 50 years old, served 16 years in the banking industry in various capacities from operations through acting as president at certain financial institutions including FirstMerit and Central Trust Company. In 1996, Mr. Dimos founded, and for the past 12 years, has been the owner/operator of a successful small business based in Stark County, Ohio. He is active in the community, serving several local organizations, including 13 years with a local health care organization where he was a board member and chairman of the board. His educational background includes a BS in Accounting with an Engineering core from the University of Akron.

(c)(3) Mr. Dimos has an employment agreement with the Company which provides for a term of 24 months. On each anniversary date, the agreement may be extended for an additional 12 months. The agreement provides for termination by the Bank for cause at any time. In addition, under the agreement, Mr. Dimos is entitled to severance under certain circumstances set forth in the agreement.

For additional information, reference is made to the Company’s press release dated April 14, 2008, which is included as Exhibit 99.1 hereto and to the employment agreement which is included as Exhibit 10.1 hereto.

Item 9.01 Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description
10.1	Employment Agreement between Wayne Savings Community Bank and Steven G. Dimos, dated as of April 14, 2008

99.1	Press release dated April 14, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAYNE SAVINGS BANCSHARES, INC.

Date: April 18, 2008	By:	/s/ H. STEWART FITZ GIBBON III
	Name:	H. Stewart Fitz Gibbon III
	Title:	Executive Vice President and Chief Financial Officer